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Exhibit 11

AEP INDUSTRIES INC.
COMPUTATION OF THE WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING
For the Three Months Ended January 31, 2004 and 2003

	For the Three Months Ended January 31,
	Shares of Common Stock	Number of Days Outstanding	Days in Period	Weighted Average Number of Shares Outstanding
2004
November 1 - October 31	8,176,744			8,176,744
Shares Issued:
January 7, 2004	45,859	25	92	12,462

Total Weighted Average Shares	8,222,603			8,189,206

2003
November 1 - October 31	7,882,338			7,882,338
Shares Issued:
January 6, 2003	19,036	26	92	5,380

Total Weighted Average Shares	7,901,374			7,887,718

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AEP INDUSTRIES INC. COMPUTATION OF THE WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING For the Three Months Ended January 31, 2004 and 2003